Exhibit (11)
                                                               ------------


                         OWENS CORNING AND SUBSIDIARIES
                        COMPUTATION OF PER SHARE EARNINGS

                                                                                             Quarter Ended
                                                                                               March 31,
                                                                                               ---------
                                                                                        2001              2000
                                                                                        ----              ----
                                                                                    (In millions of dollars, except
                                                                                              share data)
Basic:

Net income                                                                          $      (10)     $       48
                                                                                    -----------     ----------

Basic weighted average number of common shares
  outstanding (thousands)                                                               55,042          54,590

Basic per share amount                                                              $     (.19)     $      .88
                                                                                    ===========     ==========

Diluted:
-------

Net income                                                                          $      (10)     $       50
                                                                                    -----------     ----------

Weighted average number of shares outstanding (thousands)                               55,042          54,590
Weighted average common equivalent shares (thousands):
  Deferred awards                                                                            -             576
  Stock options using the higher of average market price or
    market price at end of period                                                            -              22
  Shares from assumed conversion of preferred securities                                     -           4,566
                                                                                    -----------     ----------

Diluted weighted average number of common shares outstanding
   and common equivalent shares (thousands)                                             55,042          59,754
                                                                                    ===========     ==========

Diluted per share amount                                                            $     (.19)     $      .84
                                                                                    ===========     ==========